Exhibit 99.1

FOR IMMEDIATE RELEASE

HEALTHTRONICS SELLS ITS ORTHOPAEDIC ESWL BUSINESS FOR $10.4 MILLION

AUSTIN, TX, August 2, 2005 - HealthTronics, Inc. (NASDAQ: HTRN), today announced the sale of its Orthopaedic Electrocorporeal Shockwave Lithotripsy (“ESWL”) assets to SanuWave, Inc., a privately held company established by Prides Capital, for $10.4 million. The purchase price is payable in the form $6.4 million of cash at closing and of $4.0 million long-term promissory notes.

HealthTronics’ President & CEO, Brad A. Hummel, commented, “We have a high degree of confidence in the efficacy of our Orthopaedic ESWL technology and its appeal to a large patient population seeking effective therapy. However, the resources required to fully develop this market would detract from our focused efforts to improve our core Urology business lines and efficiently integrate and operate it. This is a positive outcome for HealthTronics that preserves the emerging Orthopaedic Shockwave industry that we helped build. We are very pleased that the buyer is familiar with the industry, shares our enthusiasm for its long term future and is prepared to devote the time and capital necessary to fully develop this opportunity.”

Chris Puscasiu, President & CEO of SanuWave noted: “We are excited about SanuWave’s FDA approved leading orthopedic technology and the future growth prospects in the therapeutic shock wave industry. With our motivated staff and strong capital backing, we are now well-positioned to execute SanuWave’s long-term strategy of becoming the leading provider of non-urological shockwave treatment.” SanuWave is controlled by Prides Capital Partners, LLC.

About HealthTronics, Inc.

HealthTronics provides healthcare services, primarily to the urology community, and manufactures medical devices as well as specialty vehicles used for the transport of high technology medical and broadcast & communications equipment. For more information, visit www.healthtronics.com.

About SanuWave, Inc.

SanuWave, headquartered in Marietta, GA, provides non-invasive surgical solutions for orthopaedic conditions such as chronic plantar fasciitis and chronic lateral epicondylitis, more commonly known as heel pain and tennis elbow, respectively. For more information, please visit www.sanuwave.com.

About Prides Capital Partners, LLC

Prides Capital, based in Boston, MA and San Francisco, CA, specializes in strategic block, active investing in small- and micro-cap public and private companies. In partnership with its management teams, Prides seeks to create value through strategic, operational and financial assistance. For more information visit www.pridescapital.com.

Statements by HealthTronics’ management in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc.	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc.
Brad A. Hummel, President & CEO		Loren G. Mortman
John Q. Barnidge, Senior VP & CFO		(212) 836-9604, LMortman@equityny.com
(512) 314-4554		Lauren Barbera
www.healthtronics.com		(212) 836-9610, LBarbera@equityny.com
www.theequitygroup.com

FOR SANUWAVE OR PRIDES CAPITAL PARNTERS, LLC:

CONTACT:

Hank Lawlor, Jr.

Prides Capital Partners, LLC

(617) 778-9200

www.pridescapital.com